WEALTH MINERALS LTD.

 (An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

MAY 31, 2006

The accompanying notes are an integral part of these consolidated financial statements.

MANAGEMENT’S STATEMENT OF RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying financial statements of the Company for the period ended May 31, 2006 have been prepared by management in accordance with generally accepted accounting principles. The integrity of data in these consolidated financial statements is the responsibility of management. Management maintains a system of internal controls to provide reasonable assurance that all assets are safeguarded and to produce reliable accounting records.

External auditors have not reviewed these consolidated financial statements. The audit committee of the Company has reviewed these consolidated financial statements with management and have reported to the Board of Directors. The Board has approved the consolidated financial statements contained herein.

Signed:	Signed:
/s/ Jerry Pogue	/s/ Henk van Alphen
Jerry Pogue, Director	Henk van Alphen, Director

WEALTH MINERALS LTD.

(An Exploration Stage Company)

(Unaudited – Prepared by Management)

May 31, 2006

INDEX

Consolidated Financial Statements

Consolidated Balance Sheets

Consolidated Statements of Operations and Cumulative Loss

Consolidated Statements of Cash Flows

Consolidated Statements of Shareholders’ Equity

Notes to Consolidated Financial Statements

WEALTH MINERALS LTD. (An Exploration Stage Company) CONSOLIDATED BALANCE SHEETS (Expressed in Canadian Dollars) (Unaudited – prepared by management)

	May 31,	November 30,
	2006	2005
		(audited)
ASSETS

Current
Cash and cash equivalents	$ 1,759,171	$ 2,006,409
Restricted cash	69,800	40,425
Accounts receivable	67,470	32,085
Prepaid expenses	35,969	58,498
Refundable acquisition fee (Note 5)	100,000	100,000

	2,032,410	2,237,417

Property, plant and equipment (Note 4)	13,379	14,817

Investment (Note 7)	1	1

	$ 2,045,790	$ 2,252,235

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities	$ 320,404	$ 201,211
Due to related parties (Note 11)	30,900	40,084

	351,304	241,295

Shareholders’ equity
Capital stock (Note 8)	13,247,163	10,911,313
Contributed surplus (Note 9 and 10)	1,081,722	825,012
Deficit accumulated during the exploration stage	(12,634,399)	(9,725,385)

	1,694,486	2,010,940

	$ 2,045,790	$ 2,252,235

NATURE AND CONTINUANCE OF OPERATIONS (Note 1)

CONTINGENCIES AND COMMITMENTS (Note 14)

On behalf of the Board:

/s/ Jerry Pogue	Director	/s/ Henk van Alphen	Director

The accompanying notes are an integral part of these consolidated financial statements.

WEALTH MINERALS LTD.

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

(Expressed in Canadian Dollars)

(Unaudited – prepared by management)

	Cumulative Amounts: October 7,1994 to May 31, 2006	Six Months Ended May 31		Three Months Ended May 31
		2006	2005	2006	2005
Operating expenses
Amortization	$ 30,712	$ 1,922	$ 2,179	$ 934	$ 1,092
Consulting fees (Note 11)	1,057,873	119,021	113,883	61,995	71,883
Exploration costs (Note 6)	6,076,508	2,119,919	29,048	1,113,112	27,945
Listing and transfer agent fees	304,689	22,871	15,118	7,672	10,831
Office	403,651	53,124	19,494	26,515	7,671
Professional fees	495,449	73,607	61,714	39,990	56,673
Property investigation	250,743	-	59,201	-	29,808
Rent (Note 11)	185,243	15,440	35,394	7,634	19,497
Salaries and benefits(Note 11)	231,850	-	146,023	-	117,999
Shareholders’ communications	659,089	81,390	11,547	40,170	5,487
Stock-based compensation	1,151,582	266,860	237,510	114,871	237,510
Travel	459,873	170,246	26,043	113,767	11,296

	(11,307,262)	(2,924,400)	(757,154)	(1,526,660)	(597,692)

BC capital taxes	(31,909)	-	-	-	-
Gain on write-down of Due to affiliated company	2,594	-	-	-	-
Gain on sale of marketable securities	100,703	-	-	-	-
Gain (loss) on foreign exchange	129,669	(11,832)	1,353	(10,941)	2,094
Gain (loss) on disposal of property, plant and equipment	(7,058)	-	131	-	131
Interest income	287,251	27,218	22,895	19,888	11,107
Impairment of mineral properties	(1,188,462)	-	-	-	-
Investment income	27,565	-	-	-	-
Write-down of marketable securities	(374,526)	-	-	-	-
Write-down of investments	(272,964)	-	-	-	-

Net loss for the period	$(12,634,399)	$ (2,909,014)	$(732,775)	$ (1,517,713)	$ (584,360)

Basic and diluted loss per share		$(0.19)	$(0.07)	$(0.09)	$(0.06)
Basic and diluted weighted average common shares outstanding		15,027,208	10,585,840	16,078,957	10,609,077

The accompanying notes are an integral part of these consolidated financial statements.

WEALTH MINERALS LTD. (An Exploration Stage Company) CONSOLIDATED BALANCE SHEETS (Expressed in Canadian Dollars) (Unaudited – prepared by management)

	Cumulative Amounts: Oct 7,1994 to May 31, 2006
		Six Months Ended May 31		Three Months Ended May 31
		2006	2005	2006	2005
OPERATING ACTIVITIES
Net loss for the period	$(12,634,399)	$ (2,909,014)	$ (732,775)	$(1,517,713)	$(584,360)
Items not affecting cash:
Amortization	30,712	1,922	2,179	934	1,092
Investment income	(27,565)	-	-	-	-
Gain on sale of marketable securities	(100,703)	-	-	-	-
Gain(loss) on disposal of property, plant and equipment	7,058	-	(131)	-	(131)
Impairment of mineral properties	1,188,462	-	-	-	-
Stock-based compensation	1,151,582	266,860	237,510	114,871	237,510
Write-down of marketable securities	374,526	-	-	-	-
Write-down of investments	272,964	-	-	-	-
	(9,737,363)	(2,640,232)	(493,217)	(1,401,908)	(345,889)
Changes in non-cash working capital:
Accounts receivable	(67,470)	(35,386)	2,004	(1,802)	7,597
Prepaid expenses	(35,969)	22,529	14,496	11,265	(3,001)
Refundable acquisition fee	(187,740)	-	(187,740)	-	(2,715)
Due to related parties	30,900	(9,184)	(7,074)	(15,854)	(3,085)
Accounts payable and accrued liabilities	410,238	119,194	(48,525)	110,149	(7,435)
Cash used in operating activities:	(9,587,404)	(2,543,079)	(720,056)	(1,298,150)	(354,528)
INVESTING ACTIVITIES
Proceeds on sale of marketable securities	488,027	-	-	-	-
Property, plant and equipment acquired	(60,914)	(484)	(5,607)	-	-
Proceeds on disposal of property, plant and equipment	9,763	-	3,580	-	3,580
Acquisition of mineral properties	(500,722)	-	-	-	-
Acquisition of marketable securities	(761,850)	-	-	-	-
Increase in investments	(245,400)	-	-	-	-
Cash used in investing activities	(1,071,096)	(484)	(2,027)	-	3,580
FINANCING ACTIVITIES
Issuance of capital stock, net of costs	12,487,471	2,325,700	65,375	1,649,025	56,000
Share subscriptions receivable	-	-	30,375	-	-
Cash provided by financing activities	12,487,471	2,325,700	95,750	1,649,025	56,000
Increase(decrease) in cash and cash equivalents during the period	1,828,971	(217,863)	(626,333)	350,875	(294,948)
Cash and cash equivalents and restricted cash, beginning of period	-	2,046,834	2,824,295	1,478,096	2,492,910
Cash and cash equivalents and restricted cash, end of period	$ 1,828,971	$ 1,828,971	$2,197,962	$ 1,828,971	$2,197,962

The accompanying notes are an integral part of these consolidated financial statements.

Supplemental disclosures with respect to the consolidated statements of cash flows:

	Six Months Ended May 31		Three Months Ended May 31
	2006	2005	2006	2005

Cash and cash equivalents and restricted, cash, represented by:
Interest bearing deposits with banks	$731,023	$138,354	$731,023	$138,354
Term deposits	1,028,148	2,033,629	1,028,148	2,033,629
Term deposits – restricted	69,800	25,979	69,800	25,979
	$1,828,971	$2,197,962	$1,828,971	$2,197,962

The accompanying notes are an integral part of these consolidated financial statements.

WEALTH MINERALS LTD.

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

(Expressed in Canadian Dollars)

(Unaudited – prepared by management)

	Number of Shares	Price	Value of Common Shares Issued and Fully Paid	Subscriptions Receivables	Contributed Surplus	Deficit Accumulated During the Exploration Stage	Total

Balance at November 30, 2004	10,551,142		$8,991,903	$(30,375)	$ 532,560	$ (6,549,330)	$2,944,758

Issuance of shares for cash:
Exercise of warrants	780,000	0.35	273,000	-	-	-	273,000
Exercise of warrants	225,000	0.42	94,500	-	-	-	94,500
Exercise of options	95,000	0.25 /0.75	57,500	-	-	-	57,500
Exercise of warrants	577,500	0.80	462,000	-	-	-	462,000
Exercise of warrants	100,000	1.00	100,000	-	-	-	100,000
Private placement	1,000,000	0.56	560,000	-	-	-	560,000
Private placement	150,000	0.61	91,500	-	-	-	91,500
Shares issued for property	200,000	0.98 / 1.40	238,000	-	-	-	238,000

Subscriptions received			-	30,375	-	-	30,375
Stock-based compensation			42,910	-	292,452	-	335,362
Net loss for the year			-	-	-	(3,176,055)	(3,176,055)

Balance at November 30, 2005	13,678,642		10,911,313	-	825,012	(9,725,385)	2,010,940

Issuance of shares for cash:
Exercise of warrants	745,000	0.35	260,750	-	-	-	260,750
Exercise of warrants	1,051,500	0.80	841,200	-	-	-	841,200
Exercise of warrants	1,206,250	1.00	1,206,250	-	-	-	1,206,250
Exercise of options	25,000	0.70	17,500	-	-	-	17,500
Stock-based compensation			10,150	-	256,710	-	266,860
Net loss for the period			-	-	-	(2,909,014)	(2,909,014)

Balance at May 31, 2006	16,706,392		$ 13,247,163	$ -	$ 1,081,722	$ (12,634,399)	$ 1,694,486

The accompanying notes are an integral part of these consolidated financial statements.

WEALTH MINERALS LTD.

 (An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended May 31, 2006

(Expressed in Canadian Dollars)

(Unaudited – prepared by management)

1.

NATURE AND CONTINUANCE OF OPERATIONS

The Company’s principal business activity is the exploration and development of mineral properties.

On January 14, 2004 the Company changed its name to Wealth Minerals Ltd. from Triband Enterprise Corp. and consolidated its capital stock, warrants and options on a basis of four old shares for one new share. All share, warrant, option and per unit data included in these consolidated financial statements have been adjusted to retroactively reflect this consolidation.

The Company is in the process of exploring and developing its mineral properties and has not yet determined whether these properties contain mineral reserves that are economically recoverable.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.  Actual results could differ from those estimates.  Accounts specifically requiring the use of management estimates and assumptions in determining carrying values are receivables, prepaid expenses, property, plant and equipment, investment, accounts payable and accrued liabilities, due to related parties and future income taxes.

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Triband Resource US Inc. (incorporated in Nevada, U.S.A.).  All significant intercompany balances and transactions have been eliminated.

Cash and cash equivalents

Cash and cash equivalents include cash in bank accounts and highly liquid investments with original maturities of nine months or less.

Restricted cash

Under the terms of MasterCard’s corporate credit policy, the Company is required to pledge a defined amount of term deposit to the financial institution as collateral.  This deposit is interest bearing and refundable upon cancellation of the credit cards.

Financial instruments

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, receivables, refundable acquisition fee, accounts payable and accrued liabilities and due to related parties.  Unless otherwise noted, it is Management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.  The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

Acquisition costs

Acquisition costs will be capitalized on properties when proven and provable reserves are defined. No mineral resource estimates have been defined on any Company property interests to date.  Mineral property costs include initial acquisition costs and related option payments, which are recorded when paid.

Exploration and development costs

The Company has adopted the policy of expensing exploration and development costs as incurred.  The Company will expense future exploration and development costs until such time as the existence of proven and probable reserves is determined, or sufficient objective evidence in the opinion of management to support the recognition of an asset. Option payments receivable by the Company would be credited against mineral property exploration costs when received.

Property evaluations

The Company reviews and evaluates the carrying amounts of its mineral properties when events or changes in circumstances indicate that the carrying amount may not be recoverable.  If it is determined that the net recoverable amount is significantly less than the carrying value and the impairment in value is likely to be permanent, a reduction in the carrying amount of mineral properties with a corresponding charge to operation are recorded.

Cost of maintaining mineral properties

The Company does not accrue the estimated future costs of maintaining its mineral properties in good standing.

Environmental protection and reclamation costs

The operations of the Company have been, and may be in the future, affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restorations costs.  Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures.  Environmental expenditures that relate to ongoing environmental and reclamation programs will be charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits.  The Company does not currently anticipate any material capital expenditures for environmental control facilities because all property holdings are at early stages of exploration.  Therefore, estimated future removal and site restoration costs are presently considered minimal.

Property, plant and equipment

Property, plant and equipment are recorded at cost and are being amortized over their estimated useful lives at the following rates:

Computer equipment	30% declining balance basis
Office furniture and equipment	20% declining balance basis

Investment

The Company’s long-term investment is accounted for on the cost basis.  The investment is written-down to their estimated net realizable value when there is evidence of a decline in value below carried cost that is other than temporary.

Foreign exchange

Transaction amounts denominated in foreign currencies are translated into their Canadian dollar equivalents at exchange rates prevailing at the transaction date.  Monetary assets and liabilities are adjusted at each balance sheet date to reflect exchange rates prevailing at that date, and non-monetary assets and liabilities are translated at the historical rate of exchange.  Gains and losses arising from restatement of foreign currency monetary assets and liabilities at each period-end are included in statements of operations.

Basic and diluted loss per share

The Company uses the "treasury stock method" in computing loss per share.  Under this method, basic loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is calculated by dividing the net loss by the sum of the weighted average number of common shares outstanding and the dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the shares issuable upon exercise of stock options and warrants calculated using the treasury stock method.  Common equivalent shares are not included in the calculation of the weighted average number of shares outstanding for diluted net loss per common share when the effect would be anti- dilutive.

Stock-based compensation

The Company has a stock option plan as described in Note 9.  The Company uses the accounting recommendations of CICA Handbook Section 3870, "Stock-Based Compensation and Other Stock-Based Payments".  At the beginning of the 2004 fiscal year, the Company began recording compensation cost on the granting of stock options to employees and directors that are not direct awards of stock or stock appreciation rights. The Company uses the Black-Scholes option pricing model to estimate the fair value of each stock option at the date of grant. Any consideration received on the exercise of stock options is credited to capital stock. The adoption of the new standard results in expense recognition for options granted after November 30, 2003.

Income taxes

Future income taxes are recorded using the asset and liability method.  Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply when the asset is realized or the liability settled.

The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that enactment or substantive enactment occurs.  To the extent that the Company does not consider it to be more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

Segmented Information

The Company follows CICA Handbook Section 1701, “Segment Disclosures” about operating segments in financial statements, as well as additional disclosures about products and services, geographic areas and major customers.

Revenue Recognition

Revenue from the sale of minerals is recognized when the risks and rewards of ownership pass to the purchaser, including delivery of the product, the selling price is fixed or determinable and the collectibility is reasonably assured.  Settlement adjustments, if any, are reflected in revenue when the amounts are known.

Credit Risk

Cash and cash equivalents and restricted cash have been placed with a major Canadian chartered bank, and to date has not experienced losses on any of its balances.

3.

DUE TO RELATED PARTIES

Amounts due to related parties include directors, officers, companies they control, and companies with common directors and/or officers. The amounts are unsecured, without interest or fixed terms of repayment (see Note 11).

4.

PROPERTY, PLANT AND EQUIPMENT

			Net Book Value
		Accumulated	May 31,	November 30,
	Cost	Amortization	2006	2005
				(audited)

Computer equipment	$ 20,129	$ 12,024	$ 8,105	$ 9,473
Office furniture and equipment	14,758	9,484	5,274	5,344

	$ 34,887	$ 21,508	$ 13,379	$ 14,817

5.

REFUNDABLE ACQUISITION FEE

Mexico / Columbia Letter of Intent

On February 28, 2005, the Company announced that it had elected to not pursue a property position in Columbia through Minera San Jorge S.A. de C.V. (“MSJ”), a Mexican corporation, and in April advised MSJ that it would not pursue a property position through MSJ in Mexico.

Under the letter of intent, the Company advanced US$150,000 as a refundable acquisition fee to MSJ. The advance is secured by a promissory note from MSJ and marketable securities comprised of 250,000 shares of Tumi Resources Ltd. (“Tumi”), a TSX Venture Exchange listed company. As at May 31, 2006, shares of Tumi closed at $0.69, representing a value of $172,500.  The Company has written down the deposit to a value of $100,000, and has requested the return of the secured advance of US$150,000.

6.

MINERAL PROPERTIES

The Company incurred the following expenditures on its mineral properties:

	Six Months Ended May 31, 2006	Six Months Ended May 31, 2005

Mackenzie Project, BC, Canada
Acquisition	$ -	$ -
Exploration	105,441	21,817

Argentina Uranium Project
Acquisition	-	-
Exploration	2,014,478	-

Amata Project, Peru
Acquisition	-	-
Exploration	-	6,654

Nevada, USA, Properties
Acquisition	-	-
Exploration	-	577

Total	$ 2,119,919	$ 29,048

a)  Mackenzie Project, British Columbia, Canada

In May 2005, the Company announced the acquisition of the Mackenzie Project, a newly discovered zone of gold geochemical anomalies, comprised of 118 mineral claims located in east-central British Columbia approximately 150 kilometers north of Prince George. Terms of the acquisition are:

1)

Payment of $80,000 (paid) and issuance of 100,000 common shares (issued) within 10 days of TSX Venture Exchange approval of the acquisition (received June 10, 2005);

2)

Payment of $25,000 (paid) and issuance of 200,000 common shares after one year (subsequently issued);

3)

Payment of $25,000 and issuance of 250,000 common shares after two years;

4)

Payment of $25,000 and issuance of 250,000 common shares after three years;

5)

Vendors retain a 2% Net Smelter Return (“NSR”) on any production;

6)

The Company will pay an advance NSR royalty of $25,000 per year, beginning with the fourth year after signing the letter of intent; and

7)

The Company may purchase 50% of the NSR, being 1%, for payment of $1,000,000 at any time.

b)

Madero Uranium Project, Argentina

Pursuant to an agreement dated July 11, 2005, the Company has the option to acquire a 100% interest in Madero Minerals S.A., a private Argentinean corporation which held 15 prospective uranium properties in Argentina. Subject to regulatory approval (received October 21, 2005), the Company can acquire 100% of Madero and its assets for the payment of US$100,000 (paid) and the issuance of 600,000 common shares, 100,000 shares 10 days after regulatory approval (issued), 200,000 shares on the first anniversary thereof, and 300,000 shares on the second anniversary thereof. Based upon initial work completed by the Company, 13 of the properties have been dropped, and further work will focus on the two remaining projects, Alemania and Amblayo.

c)

BET Claims, Nevada, USA

The Company’s wholly owned subsidiary holds title to twenty-three unpatented mining claims, referred to as the BET 1-23 Claims, located in Whisky Canyon, Lander County, Nevada. To earn and maintain 100% interest in the BET 1-23 claims, the Company is required to pay annual fees of US$8.50 per claim plus total maintenance fees of US$2,875 per year. The Company has not continued maintaining these claims.

d)

Amata Project, Peru

On May 20, 2005 the Company withdrew from its agreement with Minera Koripampa del Peru S.A. (“Koripampa”), a private Peruvian company. In 2004, the Company had entered into the agreement with Koripampa, acquiring a 100% interest in the 70% interest in the Amata Project in Southern Peru held by Koripampa, for initial consideration of 200,000 common shares (issued at a fair value of $1.22 per share), US$100,000 on closing (paid), and 200,000 common shares one year after closing (not issued).

e)

San Jorge Basin Uranium Project, Argentina

The Company has applied for a number of exploration concessions (cateos) in the San Jorge Basin, Chubut and Santa Cruz Provinces, Argentina, which it believes are prospective for uranium. Although the Company believes that the majority of such applications will be successful, there can be no assurance that all or any of such cateos will be granted.

Title to mineral properties

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mineral properties.  The Company has investigated title to all of its mineral properties and, to the best of its knowledge, title to all of its properties are in good standing.

7.

INVESTMENT

		Fair Value		Net Book Value
		May 31,	November 30,	May 31,	November 30,
	Number of Shares	2006	2005	2006	2005
			(audited)		(audited)

Clearant, Inc.	21,135	$ 24,706	$ 1	$ 1	$ 1

The shares of Clearant, Inc. were acquired pursuant to a distribution of assets of an amalgamated company in which the Company originally invested in 1999. Clearant began trading in April 2005 on the OTC BB market under the symbol “CLRI”. In 2004 the Company wrote down its investment to a nominal value of $1. Fair value is based upon a closing price of US$1.06 at May 31, 2006.

8.

CAPITAL STOCK

	Number
	of Shares	Amount

Authorized
Unlimited number of common voting shares without par value
Unlimited number of preferred shares, issuable in series

Common shares issued (reflecting 4:1 consolidation in January 2004)

As at November 30, 2004	10,551,142	$ 8,991,903

For cash - exercise of options	95,000	57,500
For cash - exercise of warrants	1,682,500	929,500
For cash - private placements	1,150,000	651,500
For acquisition of property (Note 6(a and b))	200,000	238,000
Stock-based compensation	-	42,910

As at November 30, 2005	13,678,642	10,911,313

For cash - exercise of options	25,000	17,500
Stock-based compensation	-	10,150

As at May 31, 2006	16,706,392	$ 13,247,163

Share subscriptions

The Company issued securities in 2004 for which payment of $30,375 was received in full during the first quarter of 2005. These securities consisted of 25,000 private placement units at $0.54 per unit and 67,500 stock options at $0.25 per share, for total amounts of $13,500 and $16,875 respectively.  The Company recorded the total amount of $30,375 as a debit against shareholders’ equity for the year ended November 30, 2004, and as a credit to shareholders’ equity when received.

Private Placements

The following table summarizes the Company’s recent private placements:

	Six Months May 31,	Year ended November 30,	Year ended November 30,
	2006	2005	2004
		(audited)	(audited)
First placement during the year:
Private placement proceeds	n/a	$560,000	$204,000
Number of units		1,000,000	850,000
Number of whole warrants		500,000	425,000
Unit price		$0.56	$0.24
Warrant exercise price		$0.80	$0.35
Warrant expiry date		December 23, 2006	August 26, 2005

Second placement during the year:
Private placement proceeds	n/a	$91,500	$675,000
Number of units		150,000	2,500,000
Number of whole warrants		75,000	1,250,000
Unit price		$0.61	$0.27
Warrant exercise price		$0.80	$0.35
Warrant expiry date		January 5, 2007	March 15, 2006

Third placement during the year:
Private placement proceeds	n/a	n/a	$1,625,400
Number of units			3,010,000
Number of whole warrants			1,505,000
Unit price			$0.54
Warrant exercise price			$0.80
Warrant expiry date			May 14, 2006

Fourth placement during the year:
Private placement proceeds	n/a	n/a	$1,045,000
Number of units			1,306,250
Number of whole warrants			1,306,250
Unit price			$0.80
Warrant exercise price			$1.00
Warrant expiry date			March 7, 2006

In February 2004, the Company completed a private placement consisting of 850,000 units at a price of $0.24 per unit, for total proceeds of $204,000. Each unit consists of one common share and one-half share purchase warrant, where one full warrant entitles the holder to purchase an additional common share at a price of $0.35 per share until August 26, 2005. No finder’s fee was issued. During the year ended November 30, 2005, 425,000 (year ended November 30, 2004 – Nil) full warrants were exercised.

In March 2004, the Company completed a private placement consisting of 2,500,000 units at a price of $0.27 per unit, for total proceeds of $675,000. Each unit consisted of one common share and one-half share purchase warrant, where one full warrant entitles the holder to purchase an additional common share at a price of $0.35 per share until March 15, 2006. No finder’s fee was issued. During the year ended November 30, 2005, 355,000 (year ended November 30, 2004 – 150,000) full warrants were exercised.  During the six months ended May 31, 2006, 745,000 full warrants were exercised.

In May 2004, the Company completed a private placement consisting of 3,010,000 units at a price of $0.54 per unit, for total proceeds of $1,625,400. Each unit consisted of one common share and one-half share purchase warrant, where one full warrant entitles the holder to purchase an additional common share at a price of $0.80 per share until May 14, 2006. No finder’s fee was issued. During the year ended November 30, 2005, 552,500 (year ended November 30, 2004 – Nil) full warrants were exercised.  During the six months ended May 31, 2006, 908,250 full warrants were exercised and 44,250 full warrants expired.

In September, 2004, the Company completed a private placement consisting of 1,306,250 units at a price of $0.80 per unit, for total proceeds of $1,045,000. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase an additional common share at a price of $1.00 per share until March 7, 2006. Finder’s fees of $40,200 were paid. During the year ended November 30, 2005, 100,000 (year ended November 30, 2004 – Nil) warrants were exercised.  During the six months ended May 31, 2006, 1,206,250 warrants were exercised.

In June 2005, the Company completed a private placement consisting of 1,000,000 units at a price of $0.56 per unit for total proceeds of $560,000. Each unit consists of one common share and one-half share purchase warrant where one full warrant entitles the holder to purchase one common share at a price of $0.80 per share until December 23, 2006.  During the six months ended May 31, 2006, 123,250 full warrants were exercised.

In July 2005, the Company completed a private placement consisting of 150,000 units at a price of $0.61 per unit for total proceeds of $91,500. Each unit consists of one common share and one share purchase warrant where one full warrant entitles the holder to purchase one common share at a price of $0.80 per whole common share until January 5, 2007.  During the six months ended May 31, 2006, 20,000 full warrants were exercised.

Escrow shares

As at May 31, 2006 and November 30, 2005, there were no common shares held in escrow.

Warrants

	Period ended May 31,	Year ended November 30,
	2006	2005
		(audited)
Outstanding, beginning of period	3,453,750	4,561,250

Exercised at $0.42	-	(225,000)

Exercised at $0.35	(745,000)	(780,000)

Issued - exercisable at $0.80	-	575,000
Exercised at $0.80	(1,051,500)	(577,500)
Expired unexercised at $0.80	(44,250)	-

Exercised at $1.00	(1,206,250)	(100,000)

Outstanding, end of period	406,750	3,453,750

The following warrants were outstanding at May 31, 2006:

Number	Exercise
of Warrants	Price	Expiry Date

351,750	$0.80	December 23, 2006
55,000	$0.80	January 5, 2007

406,750

The following warrants were outstanding at November 30, 2005:

Number	Exercise
of Warrants	Price	Expiry Date

1,206,250	$1.00	March 7, 2006
745,000	$0.35	March 15, 2006
952,500	$0.80	December 23, 2006
475,000	$0.80	May 14, 2006
75,000	$0.80	January 5, 2007
3,453,750

Refer to Note 14 for commitments to issue additional common shares.

9.

STOCK OPTION PLAN AND STOCK-BASED COMPENSATION

Under its existing accounting policy for stock options, the Company recognizes an expense for the fair value of options granted on or after November 30, 2003, and provided certain pro-forma disclosure for the fair value of options granted up to November 30, 2003. The Company uses the Black-Scholes option pricing model to value stock options granted.  The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable.  The model requires management to make estimates, which are subjective and may not be representative of actual results.  Changes in assumptions can materially affect estimates of fair values. For purposes of the calculation and disclosures, the following assumptions were used:

	Options granted on
	May 5, 2005	August 29, 2005	November 3 and 24, 2005	December 5, 2005	March 7, 2006
Risk free interest rate	3.03%	3.10%	3.80%	3.80%	4.00%
Expected life	2 years	2 years	2 years	2 years	2 years
Expected volatility	129%	51%	68% / 74%	467%	70%
Expected dividends	-	-	-	-	-

The Company, in accordance with the policies of the TSX Venture Exchange, is authorized to grant options to directors, employees and consultants, up to 10% of issued and outstanding common stock.  The exercise price of each option is not less than the average market price of the Company’s stock as calculated over the ten trading days preceding the date of grant, and may also be set at a higher price. The options can be granted for a maximum term of 5 years.

The current period stock-based compensation expense of $266,860 was calculated using the Black-Scholes Option Pricing Model.  The charge was based on options vested in the period and the following newly issued grants:

i)

December 5 2005: 75,000 options granted to a consultant and exercisable at $1.14 per share for two years.

ii)

March 7, 2006: 100,000 options granted to three consultants and exercisable at $1.45 per share for two years.

In the comparative six month period ended May 31, 2005, 585,000 options exercisable at $0.70 per share resulted in a stock-based compensation charge of $237,510.  These amounts were charged against income in the periods granted, with the corresponding credit to contributed surplus. Upon exercise, a proportionate amount is credited to capital stock.

The following 1,410,000 incentive stock options were outstanding at May 31, 2006:

Number	Exercise
of Shares	Price	Expiry Date

425,000	$0.70	September 29, 2006
535,000	$0.70	May 5, 2007
150,000	$1.05	August 29, 2007
50,000	$1.00	November 3, 2007
75,000	$1.12	November 24, 2007
75,000	$1.41	December 5, 2007
100,000	$1.45	March 7, 2008

The following 1,260,000 incentive stock options were outstanding at November 30, 2005:

Number	Exercise
of Shares	Price	Expiry Date

425,000	$0.70	September 29, 2006
560,000	$0.70	May 5, 2007
150,000	$1.05	August 29, 2007
50,000	$1.00	November 3, 2007
75,000	$1.12	November 24, 2007

	Six months ended May 31,	Year ended November 30,
	2006	2005
		(audited)

Outstanding, beginning of period	1,260,000	920,000

Exercised at $0.25	-	(20,000)
Issued - exercisable at $0.70	-	585,000
Exercised at $0.70	(25,000)	(75,000)
Cancelled	-	(425,000)

Issued - exercisable at $1.05	-	175,000
Cancelled	-	(25,000)

Issued - exercisable at $1.00	-	50,000
Issued - exercisable at $1.12	-	75,000

Issued - exercisable at $1.41	75,000	-
Issued - exercisable at $1.45	100,000	-

Outstanding, end of period	1,410,000	1,260,000

10.

CONTRIBUTED SURPLUS

The Company’s contributed surplus is comprised of the following:

	Six Months Ended May 31, 2006	Year ended November 30, 2005
		(audited)
Balance – beginning of period	$ 825,012	$ 532,560
Stock-based compensation (Note 9)	266,860	335,362
Stock options exercised	(10,150)	(42,910)

Balance – end of period	$ 1,081,722	$ 825,012

11.

RELATED PARTY TRANSACTIONS

These consolidated financial statements include transactions during the current year with related parties as follows:

a)

The Company paid consulting fees of $66,346 (2005 - $37,500) to three directors, $18,000 (2005 – $12,000) to officers, and paid wages of $Nil (2005 - $144,000) to a director;

b)

The Company paid rent and administration fees of $35,070 (2005 - $32,994) to Cardero Resource Corp. (“Cardero”), a public company related by a common director, and

c)

Amounts due to related parties of $30,900 (2005 - $18,451) is comprised of $10,146 (2005 - $2,140) to directors and officers for consulting, $Nil (2005 - $15,066) to Cardero for rent and administration expenses, and $20,754 (2005 - $1,245) to directors for expense reimbursements.

All transactions with related parties have occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed upon by the related parties (see Note 3).

12.

INCOME TAXES

The tax effects of temporary differences that give rise to significant components of future income tax assets and liabilities by applying the combined Canadian federal and provincial income tax rate of 34.99% (2005 – 34.99%) are as follows:

	2006	2005

Net loss for the period	$ (2,909,014)	$ (732,775)

Income tax recovery at combined basic
Canadian Federal and Provincial tax rate:
34.99% (2005 – 34.99%)	1,017,864	249,143
Tax benefit of losses not recognized in current year	(1,017,864)	(249,143)

Income tax recovery	$ -	$ -

A reconciliation of the income tax benefit (provisions) with amounts determined by applying the      Canadian income tax rates to the consolidated loss for completed financial periods is as follows:

	May 31, 2006	November 30, 2005
		(audited)

Future income tax:
Property, plant and equipment	$ 7,881	$ 7,208
Exploration and development expenditures	1,977,679	1,235,919
Issuance costs	204,561	204,561
Losses available for future periods	1,476,378	1,294,289

	3,666,499	2,741,977
Valuation allowance	(3,666,499)	(2,741,977)

	$ -	$ -

The above loss available for future periods include US operating losses by applying the income tax rates of 34% (2005 – 34%).  These tax benefits have not been recognized in the consolidated financial statements, as there is no certainty that they will be utilized.

Subject to certain restrictions, the Company has exploration and development expenditures of approximately $5,188,066 (2005 - $3,532,207) and operating losses of approximately $3,224,072 (2005 - $2,704,034) available to reduce future Canadian taxable income. The Company also has operating losses from US subsidiary of approximately $1,023,964 (2004 - $1,023,964) available to reduce US taxable income. These losses expire as follows:

	Canada	U.S.

2006	$ 283,378	$ -
2007	243,750	-
2008	210,167	-
2009	254,374	-
2010	235,356	-
2014	538,975	-
2015	938,034	-
2016	520,038	-
2018	-	523,786
2019	-	255,021
2020	-	168,818
2021	-	34,215
2022	-	5,182
2023	-	18,488
2024	-	17,876
2025	-	578
		$
	$ 3,224,072	$ 1,023,964

13.

 SUPPLEMENTAL DISCLOSURES WITH RESPECT TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS

	Cumulative Amounts From October 7, 1994 To May 31,	Six Months Ended May 31,
	2006	2006	2005

Cash paid during the year for:
Interest	$ -	$ -	$ -
Income taxes	$ -	$ -	$ -

Since inception of the exploration stage, the Company has issued a total of 800,410 common shares (adjusted for roll-backs) for non-cash consideration as follows:

	Number
Year	of Shares	Amount	Consideration
2005	200,000	$ 238,000	Acquisition of mineral property
2004	200,000	244,000	Acquisition of mineral property
2004	84,583	20,300	Shares for debt owing
2002	23,750	15,350	Finder’s fees
2002	139,402	66,457	Shares for debt owing
1999	2,675	8,025	Finder’s fees
1996	150,000	600,000	Acquisition of mineral property

14.

CONTINGENCIES AND COMMITMENTS

a)

The Company has entered into a month to month office lease arrangement with no annual lease commitments.

b)

All phases of the Company’s operations are subject to environmental regulations.  Environmental legislation, in the countries in which the Company is currently performing exploration work, is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened degree of responsibilities for companies and their officers, directors and employees.  Although presently, compliance with such laws is not a significant factor in the Company’s operations, there is no assurance that future changes in environmental regulations, if any, will not adversely affect the Company’s operations.

c)

As at May 31, 2006, the Company has the following mineral property commitments over the next two years:

	Canada		Argentina
	Non - Cash	Cash	Non - Cash	Cash
2006
Number of common shares to issue	200,000		200,000
Annual option payment		$ 25,000		$ -
2007
Number of common shares to issue	250,000		300,000
Annual option payment		25,000		-

	450,000	$ 50,000	500,000	$ -

15.

SUBSEQUENT EVENTS

a)

Stock options

Subsequent to period end, 62,500 stocks options were exercised for a total of $61,250.

b)

Private placements

I.

On July 12, 2006, the Company closed a brokered private placement consisting of 1,230,000 non flow-through units at a price of $1.75 and 300,000 flow-through units at a price of $1.95 for gross proceeds of $2,737,500. Each unit consists of one common share and one-half of a transferable warrant exercisable to acquire one additional common share at a price of $2.25 until January 12, 2008. Agent’s commission consists of $116,375 in cash, 43,000 units and an option to purchase up to 153,000 common shares at a price of $2.00 until January 12, 2008.

II.

On July 13, 2006, the Company closed a non-brokered private placement consisting of 170,000 units at a price of $1.75 per unit for gross proceeds of $297,500. Each unit consists of one common share and one-half of a transferable warrant to acquire one additional common share at a price of $2.25 until January 13, 2008. A cash finder’s fee of $29,700 was paid in connection with this placement.

c)

Property acquisitions

I.

On June 13, 2006, the Company announced, subject to regulatory approval, the acquisition of the Diamante-Los Patos property in north-western Argentina for the issuance of 100,000 shares.

II.

On June 14, 2006, the Company announced, subject to regulatory acceptance (obtained June 28, 2006), the acquisition of a 100% interest in four properties in Peru, three of which were acquired in exchange for 200,000 shares each (600,000 shares in total, issued June 29, 2006) and one for cash consideration of US$167,000 (paid),

d)

Warrants

Subsequent to period end, 180,000 warrants were exercised for a total of $144,000.

16.

SEGMENTED INFORMATION

The Company operates in a single industry segment, mineral acquisition, exploration and development. As the Company expenses its acquisition, exploration, and development costs, no assets outside of Canada are shown on the balance sheet.  Thus, no capital asset geographic segment disclosure is made here.  However, significant losses due to mineral property expenses are incurred outside of Canada.  Consequently, the following segmented information is provided for the six months ended May 31:

	2006	2005
Net loss for the period- Canada	$ (894,536)	$ (725,271)
Net loss for the year- Peru	-	(6,654)
Net loss for the year- Argentina	(2,014,478)	-
Net loss for the year- US	-	(850)

Consolidated net loss for the period	$ (2,909,014)	$ (732,775)

17.

COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform to the financial statement presentation adopted in the current period.

18.

UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada.  Except as set out below, these consolidated financial statements also comply, in all material respects, with accounting principles generally accepted in the United States and the rules and regulations of the Securities and Exchange Commission.

Stock-Based Compensation

The United States Financial Accounting Standards Board has issued Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB25”). This statement uses the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price over the exercise price, at the date the stock options are granted.  As at November 30, 2003, no compensation cost would have been recorded for any period under this method.

Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (“SFAS 123”), issued in October 1995, requires the use of the fair value based method of accounting for stock options.  Under this method, compensation cost is measured at the grant date based on the fair value of the options granted and is recognized over the exercise period.  SFAS 123 allows the Company to continue to measure the compensation cost of employees and directors in accordance with APB 25.

Prior to 2004, Canadian generally accepted accounting principles did not require the reporting of any stock based compensation expense in the Company’s consolidated financial statements.

The Company uses the Black-Scholes Option Pricing Model to determine the fair value of incentive stock options at the grant date.  As at May 31, 2006 cumulative compensation expense totaling $1,151,582 (November 30, 2005 - $884,722) has been incurred. Cumulative compensation expense does not include the value of options granted and subsequently forfeited or exercised. In determining the fair value of the incentive stock options, the following assumptions, on a weighted average basis, were used:

	Options granted on
	September 29, 2004	May 5, 2005	August 29, 2005	November 3 and 24, 2005	December 5, 2005	March 7, 2006
Risk free interest rate	3.22%	3.03%	3.10%	3.80%	3.80%	4.00%
Expected life	2 years	2 years	2 years	2 years	2 years	2 years
Expected volatility	165%	129%	51%	68% / 74%	467%	70%
Expected dividends	-		-	-	-	-

The following is a summary of the status of stock options outstanding at May 31, 2006:

		Outstanding Options		Exercisable Options
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$0.70 - $1.45	1,410,000.92		$0.86	1,391,250	$0.86

The following is a summary of the stock options during 2006 and 2005:

		Weighted
		Average
	Number	Exercise
	of Shares	Price

Outstanding at November 30, 2004	920,000	$ 0.69

Granted	860,000	0.79
Forfeited	(425,000)	0.70
Exercised	(95,000)	0.61

Outstanding at November 30, 2005	1,260,000	0.78

Granted	75,000	1.41
Granted	100,000	1.45
Exercised	(25,000)	0.70

Outstanding at May 31, 2006	1,410,000	$ 0.86

Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”).  SFAS No. 109 requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company’s financial statements.  Under this method, deferred tax assets and liabilities are determined based on temporary differences between the tax rates in effect in the years when the temporary differences are expected to reverse.

Mineral properties

The Company’s policy of expensing acquisition, exploration and development costs except in the case where an outright property interest has been acquired has resulted in an accounting treatment for these costs which the Company considers to be, in substance, congruent with US generally accepted accounting principles.

Trading securities and available-for-sale securities

Under Canadian generally accepted accounting principles, marketable securities are recorded at the lower of cost or quoted market value.  Long-term investments are recorded at cost and only written down when there is evidence of a decline in value below carried value that is other than temporary.  Holding gains are never recognized.

Under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”), unrealized holding gains and losses for trading securities are included in statements of operations.  Temporary unrealized holding gains and losses for available-for-sale securities are excluded from statements of operations and reported as a net amount in a separate component of shareholders’ equity until realized.

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income”, addresses standards for the reporting and display of comprehensive income and its components.

Comprehensive income includes net income and other comprehensive income. Other comprehensive income represents revenues, expenses, gains and losses that are excluded from net income under United States generally accepted accounting principles.

For the periods ended May 31, 2006 and 2005 there were no other items of comprehensive income.

Loss per share

SFAS No. 128 “Earnings Per Share” simplifies the computation of income (loss) per share by replacing the presentation of primary earnings (loss) per share with a presentation of basic earnings (loss) per share, as defined. The statement requires dual presentation of basic and diluted earnings (loss) per share by entities with complex capital structures. Basic earnings (loss) per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share.

Recent accounting pronouncements

a)

In March 2005, the Emerging Issue Task Force issued EITF Issue 04-6, “Accounting for Stripping Costs in the Mining Industry (“EITF Issue 04-6”), stating that post-production stripping costs are a component of mineral inventory costs subject to the provisions of the American Institute of Certified Public Accountants Accounting Research Bulletin No.43, “Restatement and Revision of Accounting Research Bulletins, Chapter 4, “Inventory Pricing”, (“ARB No.43”). Based upon this statement, post production stripping costs are considered as costs of the extracted minerals under a full absorption costing system and are recognized as a component of inventory to be recognized in costs of coal sales in the same period as the revenue from the sale of the inventory. In addition, capitalization of such costs would be appropriate only to the extent inventory exists at the end of a reporting period. The provisions will be effective for financial statements issued for the first reporting period in fiscal years beginning after December 15, 2005, with early adoption permitted.  The Company has determined that the adoption of EITF Issue 04-6 does not have an impact on its results of operations or financial position since the Company is still in the exploration stage and has not yet realized any revenues from its operations.

b)

In March 2005, the FASB issued Interpretation No. 47 (“FIN 47”) “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143”. A conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005, for calendar-year enterprises). Retrospective application for interim financial information is permitted but is not required. The Company does not have any conditional asset retirement obligations.

c)

The following standards issued by the FASB do not impact the Company at this time:

SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4” effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29” effective for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005.

The impact of the above differences between Canadian and United States generally accepted accounting principles on consolidated statements of loss, as reported, is as follows:

	Cumulative amount from October 7, 1994 to May 31,	Period Ended May 31
	2006	2006	2005

Loss for the period as reported	$ (12,634,399)	$ (2,909,014)	$ (732,775)

Less: Compensation expense - stock options	(350,111)	-	-

Loss for the period in accordance with United States generally accepted accounting principles	$ (12,984,510)	$ (2,909,014)	$ (732,775)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the consolidated statements of deficit, as reported, is as follows:

	Period Ended May 31,
	2006	2005

Deficit, as reported	$ (12,634,399)	$ (7,282,105)

Cumulative compensation expense - stock options	(350,111)	(350,111)
Deficit in accordance with United States generally accepted accounting principles	$ (12,984,510)	$ (7,632,216)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the loss per share, as reported, is as follows:

	Period ended May 31
	2006	2005

Net loss for the period under United States generally accepted accounting principles	$ (2,909,014)	$ (732,775)

Weighted average number of shares outstanding under United States
generally accepted accounting principles	15,027,208	10,585,840

Basic loss per share	$ (0.19)	$ (0.07)

Diluted EPS has not been disclosed as the effect of the exercise of the Company’s outstanding options and warrants would be anti-dilutive.

The impact of the above differences between Canadian and United States generally accepted accounting principles on the statements of shareholders’ equity, as reported, is as follows:

					Deficit
					Accumulated
	Capital Stock			Additional	during the
	Number		Subscriptions	Paid-In	Exploration
	of shares	Amount	receivable	Capital	Stage	Total

Shareholders’ equity as
Reported November 30, 2005	13,678,642	$ 10,911,313	$ -	$ 825,012	$ (9,725,385)	$ 2,010,940

Cumulative compensation
expense - stock options	-	-	-	350,111	(350,111)	-

Shareholders’ equity in
accordance with United
States generally accepted accounting
principles at November
30, 2005	13,678,642	$ 10,911,313	$ -	$1,175,123	$ (10,075,496)	$ 2,010,940
Shareholders’ equity as
Reported May 31, 2006	16,706,392	$ 13,247,163	$ -	$ 1,081,722	$ (12,634,399)	$ 1,694,486
Cumulative compensation
expense - stock options	-	-	-	350,111	(350,111)	-

Shareholders’ equity in
accordance with United
States generally accepted accounting
principles at May 31,
2006	16,706,392	$ 13,247,163	$ -	$1,431,833	$ (12,984,510)	$ 1,694,486

The Company’s principal business activity is the exploration and development of mineral properties.

On January 14, 2004 the Company changed its name to Wealth Minerals Ltd. from Triband Enterprise Corp. and consolidated its capital stock, warrants and options on a basis of four old shares for one new share.  All share, warrant, option and per unit data included in these financial statements have been adjusted to retroactively reflect this consolidation.

The Company is in the process of exploring and developing its mineral properties and has not yet determined whether these properties contain mineral reserves that are economically recoverable.